Exhibit 10.2

COMPENSATION OF JAMES T. RYABY

     On February 10, 2005, OrthoLogic Corp. (the “Company”) set the base annual salary for Dr. James T. Ryaby for the year ending December 31, 2005 in accordance with his employment agreement with the Company dated June 1, 2001. The 2005 base annual salary for Dr. Ryaby was set at $235,000.